Exhibit 10.68
AGREEMENT
This Agreement (the “Agreement”), dated as of November 18, 2007, is entered into by and between Syntroleum Corporation, a Delaware corporation (together with its successors, the “Company”), and Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, the “Purchaser”).
The parties hereto agree as follows:
1. Purchase and Sale. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:
(a) Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof and subject to the provisions of Section 7(a) hereof, Purchaser agrees to purchase (the “Initial Investment”) from the Company, and the Company agrees to issue and sell to Purchaser on the Initial Investment Closing Date (as defined below), in accordance with Section 3, that number of shares of the Company’s common stock, par value one cent ($0.01) per share (together with the associated common stock purchase rights under the Second Amended and Restated Rights Agreement dated as of October 28, 2004, the “Common Stock”) that may be purchased with Three Million Dollars ($3,000,000) at a price per share equal to the Initial Investment Price. Purchaser shall have the rights with respect to such shares of Common Stock specified in this Agreement and in the Warrant.
(b) Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof and subject to the provisions of Section 7(a) hereof, Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to Purchaser (each a “Later Investment”), from time to time, in whole or in part, that number of shares of Common Stock that may be purchased with an aggregate purchase price of Nine Million Dollars ($9,000,000) (the “Aggregate Later Investment Commitment”) at a price per share equal to the Later Investment Price on the date of the relevant Later Investment Notice (as defined below). To effect any Later Investment, Purchaser shall deliver a written notice substantially in the form attached hereto as Annex A (a “Later Investment Notice”) to the Company from time to time during that period commencing on and including May 18, 2008 and ending no later than November 18, 2009, subject to extension as set forth herein (the “Later Investment Period”). Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, the closing of each Later Investment (each, a “Later Investment Closing”) shall take place at 9:30 a.m. New York City time on the date that is three (3) Business Days following and excluding the date of delivery of the Later Investment Notice or on such other date as Purchaser and the Company shall mutually agree (each such date and time being referred to herein as a “Later Investment Closing Date”). Subject to the provisions of Sections 1(d) and 11(c) hereof, prior to the expiration of the Later Investment Period, Purchaser shall have consummated Later Investments in an aggregate amount equal to the Aggregate Later Investment Commitment, and each Later Investment shall be in an amount of not less than two million dollars ($2,000,000), unless that portion of the Aggregate Later Investment Commitment then remaining to be purchased by Purchaser is less than two million dollars ($2,000,000), in which instance, such Later Investment shall be for such lesser amount. For the avoidance of doubt, subject to the provisions of Sections 1(d) and 11(c) hereof, the Aggregate Later Investment Commitment shall be reduced on a dollar-for-dollar basis by the Investment Amount paid (or in the case of Cashless Exercise (as defined below), deemed paid) on each Later Investment.

(c) The Later Investment Period shall be extended: by two (2) Business Days for each Business Day:
(i) that the Registration Statement (as defined below) is not effective and available for the issuance of all Common Stock issuable under this Agreement; or
(ii) occurring during the period (x) commencing on the earlier of the day on which the Company restates or announces its intention to restate any portion of the Company Financial Statements, and (b) ending on the date on which the Company files quarterly or annual financial statements that constitute a Restatement on a Form 10-K, Form 10-Q, Form 8-K or any other filing with the SEC (and if the Company makes multiple filings of a Restatement with the SEC, the last of such dates) (the “Restatement Filing Date”).
To the extent that the Company (i) restates or announces its intention to restate any portion of the Company Financial Statements (as defined below) or (ii) fails to maintain the effectiveness and availability of the Registration Statement for the issuance of all Common Stock issuable under this Agreement, in either case, within sixty-five (65) Business Days of the expiration of the Later Investment Period, the Later Investment Period shall be extended to a date that is at least sixty-five (65) Business Days after the later of the Restatement Filing Date or the remediation of the failure described in clause (ii) of this Section 1(c).
(d) If the conditions set forth in Section 13 hereof are not satisfied or waived on or prior to 9:30 a.m. New York City time on the relevant Later Investment Closing Date or if the Company fails to perform its obligations on any Later Investment Closing Date (including delivery of all shares of Common Stock issuable on such date) for any reason other than the Purchaser’s failure to satisfy the conditions required by Section 14 hereof, then in addition to all remedies available to the Purchaser at law or in equity, the Purchaser may, at its sole option, and at any time, withdraw the Later Investment Notice by written notice to the Company regardless of whether such condition has been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Later Investment Notice. Upon any such withdrawal, the Aggregate Later Investment Commitment shall be reduced on a dollar-per-dollar basis by the Investment Amount (as defined below) set forth in the withdrawn Later Investment Notice (each such reduction, a “Withdrawal Reduction”) and the Purchaser shall no longer have an obligation to consummate a Later Investment with respect to such Withdrawal Reduction, but rather, at any time during the Later Investment Period, Purchaser may deliver a Later Investment Notice to effect a Later Investment with respect to any part or all of such Withdrawal Reduction in the Purchaser’s sole discretion at a price per share equal to the Later Investment Price computed as of the date of such subsequently delivered Later Investment Notice.

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(e) In addition, the Company shall issue to Purchaser on the Initial Investment Closing Date a warrant in the form attached hereto as Annex B (the “Warrant”) evidencing rights to purchase from the Company, subject to the terms and conditions set forth in the Warrant, up to a number of shares of Common Stock as set forth therein. Purchaser shall have the right to exercise rights under the Warrant in the manner, and subject to the terms, specified in the Warrant.
(f) As used herein,
(i) “Business Day” means any day on which the Common Stock may be traded on Nasdaq or, if not admitted for trading on Nasdaq, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed;
(ii) “Common Shares” means the Common Stock issuable pursuant to Section 1(a) and Section 1(b), upon exercise of the Warrant and all other shares of Common Stock issuable under this Agreement or the Warrant;
(iii) “Daily Market Price” means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person, the common stock of such Acquiring Person), equal to (i) the daily volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on the Nasdaq or, if no sale takes place on such date, the average of the closing bid and asked prices, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on the Nasdaq thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as Purchaser and the Company may agree), or (ii) if such Common Stock (or the common stock of an Acquiring Person, as defined in Section 11 hereof) is not then listed or admitted to trading on the Nasdaq, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by Company and reasonably acceptable to Purchaser as of the last calendar day of the most recent month ending before the date as of which the determination is to be made and (y) the fair market value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Purchaser and reasonably acceptable to the Company (whose fees and expenses shall be borne by the Company), subject in each case to adjustment for stock splits, recombinations, stock dividends and the like.

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(iv) “Initial Investment Closing Date” means any Business Day during the Initial Investment Period selected in the sole discretion of Purchaser.
(v) “Initial Investment Period” means that period commencing from and including March 24, 2008, and ending no later than April 8, 2008.
(vi) “Initial Investment Price” means the price per share equal to (x) the average of the Daily Market Prices of Common Stock on the Nasdaq for the period of ten (10) consecutive Business Days ending on the date that is three (3) Business Days prior to and excluding the Initial Investment Closing Date plus (y) sixty cents ($0.60).
(vii) “Investment Amount” means, with respect to the Initial Investment or any Later Investment or exercise of the Warrant, the aggregate amount paid or to be paid by the Purchaser or by the Holder (as defined in the Warrant) (or deemed to have been paid in the case of Cashless Exercise (as defined herein and in the Warrant)) on the relevant Closing Date or exercise of the Warrant).
(viii) “Later Investment Price” means the price per share equal to (x) the Prevailing Price minus (y) twenty cents ($0.20); provided that if a Later Investment shall be consummated within twenty (20) Business Days after and excluding any prior Later Investment Closing Date, the Later Investment Price of such subsequent Later Investment shall be an amount, as determined in the Purchaser’s sole discretion, equal to (A) the Later Investment Price of the immediately preceding Later Investment or (B) the Later Investment Price that would otherwise be applicable without reference to such prior Later Investment Price.
(ix) “Material Adverse Effect” means any material adverse effect with respect to (A) the business, properties, assets, operations, results of operations, revenues, prospects or condition, financial or otherwise, of the Company and its subsidiaries taken as a whole, (B) the legality, validity or enforceability of the Agreement, the Warrant, Registration Statement or Prospectus, or (C) the Company’s ability to perform fully on a timely basis its obligations under the Agreement or the Warrant.
(x) “Nasdaq” means the Nasdaq Global Market, but if the Nasdaq Global Market is not then the principal U.S. trading market for the Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange, then the OTC Bulletin Board.

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(xi) “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.
(xii) “Prevailing Price” means the price per share equal to the average of the Daily Market Prices of Common Stock during the period of forty (40) consecutive Business Days ending on the date that is three (3) Business Days prior to and excluding the date of the relevant Later Investment Notice, but not greater than the average of the Daily Market Prices of Common Stock for any three (3) consecutive or non-consecutive Business Days (determined in Purchaser’s sole discretion) within such period of forty (40) consecutive Business Days.
2. Documentation Closing. The execution and delivery of this Agreement shall take place initially via facsimile on November 18, 2007 (the “Signing”). On or prior to November 20, 2007 (the “Agreement Closing Date” and together with the Signing, the Initial Investment Closing Date and the Later Investment Closing Dates, each a “Closing Date”), a document closing shall take place (the “Agreement Closing”). At the Agreement Closing, this Agreement and the documents required by Sections 13 and 14 shall be delivered to Purchaser and the Company, respectively. The deliveries specified in this Section 2 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.
3. Initial Investment Closing. The closing (the “Initial Investment Closing”, and together with the Agreement Closing and each Later Investment Closing, the “Closings”) of the sale of the Initial Investment shall take place, subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, at 9:30 a.m. New York City time on the date that is three (3) Business Days following and excluding the date of delivery by the Purchaser of a written notice substantially in the form attached hereto as Annex C (an “Initial Investment Notice”) to the Company. The Initial Investment Closing shall be via facsimile on the Initial Investment Closing Date in the manner set forth below; provided, that the Warrant shall be delivered by hand to Purchaser as Purchaser instructs in writing. At the Initial Investment Closing, the following deliveries shall be made:
(a) Common Stock. The Company shall deliver to Purchaser, at the Company’s expense, that number of shares of Common Stock that may be purchased with Three Million Dollars ($3,000,000) at a price per share equal to the Initial Investment Price. Such shares shall be issued in the name of and delivered to the Purchaser via the Depository Trust Company’s Deposit and Withdrawal at Custodian (or DWAC) system.

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(b) Purchase Price. Purchaser shall cause to be wire transferred to the Company, in accordance with the wire instructions set forth in Annex G hereto, Three Million Dollars ($3,000,000) in immediately available United States funds.
(c) Closing Documents. The closing documents required by Sections 13 and 14 shall be delivered to Purchaser and the Company, respectively.
(d) Warrant. The duly executed Warrant shall be delivered to the Purchaser by the Company on the Initial Investment Closing Date.
The deliveries specified in this Section 3 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.
4. Later Investment Closings. Each Later Investment Closing shall take place initially via facsimile on each Later Investment Closing Date in the manner set forth below. At each Later Investment Closing, the following deliveries shall be made
(a) Common Stock. The Company shall deliver to Purchaser that number of shares of Common Stock as set forth in the relevant Later Investment Notice, at the Company’s expense. Such shares shall be issued in the name of and delivered to the Purchaser via the Depository Trust Company’s Deposit and Withdrawal at Custodian (or DWAC) system.
(b) Purchase Price. Purchaser shall cause to be wire transferred to the Company, in accordance with the wire instructions set forth in Annex G hereto, the Investment Amount set forth in the Later Investment Notice in immediately available United States funds; provided that if (a) the actual number of shares of Common Stock issued under this Agreement and the Warrant and the number of shares of Common Stock issuable under this Agreement and the Warrant (which number shall be calculated assuming consummation of the Initial Investment and all Later Investments and exercise of all Warrants, in each case at an Initial Investment Price, Later Investment Price or Warrant Price, as the case may, that has been determined in accordance with the terms hereof or the Warrant, as the case may be or, if not yet determined, at the relevant price per share computed as of the date on which the Initial Investment Notice, Later Investment Notice or Warrant Exercise Notice (as defined in the Warrant), as the case may be, is delivered) exceeds Nine Million Three Hundred Twenty Nine Thousand Two Hundred Ninety Three (9,329,293) without regard to the Maximum Number then in effect or (b) the Registration Statement is not effective or otherwise not available or (c) the Purchaser shall have received a Change of Control Notice from the Company (as defined below) or an event shall have occurred that would require the Company to deliver to the Purchaser a Change of Control Notice, then the Purchaser may elect a Cashless Exercise. “Cashless Exercise” means, with respect to the Warrant, Cashless Exercise as defined therein, and with respect to this Agreement, a Later Investment in which the Purchaser may elect to not make the cash payment set forth in the Later Investment Notice and the Company shall sell and deliver a reduced quantity of shares of Common Stock (the “Settlement Stock”) equal to “X” where:

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X = [(N x D) — (N x P)] / P
N = the gross number of shares of Common Stock that would have been issuable on the relevant Later Investment Closing Date if the Purchaser had not elected Cashless Exercise
D = Daily Market Price on the third (3rd) Business Day before, and excluding, the Later Investment Closing Date
P = Later Investment Price with respect to such Later Investment Notice.
Upon receipt by the Purchaser of Settlement Stock in connection with any Cashless Exercise, (i) that amount of Common Stock that would have been issuable on the relevant Later Investment Closing Date if the Purchaser had not elected Cashless Exercise shall be deemed sold by the Company and purchased by the Purchaser and (ii) that amount of cash that would have been paid by the Purchaser on the relevant Later Investment Closing Date if the Purchaser had not elected Cashless Exercise shall be deemed paid by the Purchaser and received by the Company.
(c) Closing Documents. The closing documents required by Sections 3 and 14 shall be delivered to Purchaser and the Company, respectively.
The deliveries specified in this Section 4 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.
5. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser on the date hereof, on each Closing Date and on the consummation of each Warrant exercise, as follows:
(a) The Company has authorized the sale and issuance of all shares of Common Stock issuable under this Agreement or under the Warrant (the “Offering”). The Offering, and any subsequent issuance of shares of Common Stock upon exercise of the Warrant, has been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-62290) as amended or replaced (the “Registration Statement”).
(b) The Company has been duly incorporated and is validly existing in good standing under the laws of Delaware or, after the relevant Closing Date, if another entity has succeeded the Company in accordance with the terms hereof, under the laws of its jurisdiction of incorporation.
(c) Except as otherwise contemplated by this Agreement, the execution, delivery and performance of this Agreement and the Warrant (including the authorization, sale, issuance and delivery of the shares of Common Stock issuable hereunder and thereunder) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

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(d) This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by Purchaser, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. Other than as set forth on Schedule 5(d), the issuance of the shares of Common Stock issuable hereunder and under the Warrant is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with and will not trigger any antidilution or similar rights that have not been properly waived.
(e) The Company has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Warrant (including, but not limited to, the issuance of the shares of Common Stock issuable hereunder and under the Warrant) and (iii) carry on its business as presently conducted and as presently proposed to be conducted. The Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on (i) the business affairs, assets, results of operations or prospects of the Company or any of its subsidiaries, or (ii) the transactions contemplated by, or the Company’s ability to perform under, this Agreement or the Warrant.
(f) No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the performance by the Company of any of its obligations hereunder and under the Warrant.
(g) Neither the execution and delivery by the Company of this Agreement nor the performance by the Company of any of its obligations hereunder and under the Warrant:
(i) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the certificates of incorporation or by-laws of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) a any rule or regulation of the Financial Industry Regulatory Authority, Inc. (successor entity to National Association of Securities Dealers, Inc.) (“FINRA”) or the Nasdaq; or

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(ii) results in the creation or imposition of any lien, charge or encumbrance upon any shares of Common Stock issuable hereunder or under the Warrant or upon any of the properties or assets of the Company or any of its subsidiaries.
(h) When issued to Purchaser against payment therefor, each share of Common Stock issuable hereunder and each share of Common Stock issuable upon exercise of the Warrant:
(i) will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;
(ii) will be free and clear of any security interests, liens, claims or other encumbrances; and
(iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.
(i) The Company satisfies all continued listing criteria of the Nasdaq Global Market. No present set of facts or circumstances will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the Nasdaq Global Market. All of the Common Shares will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded, including the Nasdaq Global Market.
(j) There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates that would affect the execution by the Company of, or the performance by the Company of its obligations under, this Agreement or the Warrant.
(k) Since January 1, 2005, none of the Company’s filings with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of the Company’s operations and cash flow contained therein (each an “SEC Filing”), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. Since January 1, 2005, there has not been any pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries that will or is reasonably likely to result in a Material Adverse Effect except as disclosed in the Company’s SEC Filings on or before the date immediately prior to and excluding the date hereof. Since the date of the Company’s most recent SEC Filing, there has not been, and the Company is not aware of, any development or condition that is reasonably likely to result in, any material and negative change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business. The (x) Company’s SEC Filings made before and excluding the Closing Date and (y) Company’s disclosures to the Purchaser described on Schedule 5(k) fully disclose all material information concerning the Company and its subsidiaries.

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(l) Immediately prior to the Closing Date, the authorized capital stock of the Company consists of One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.01 per share and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share. As of November 14, 2007, (i) Sixty-Two Million One Hundred Ninety-Five Thousand Two Hundred Eighty-Six (62,195,286) shares of Common Stock were issued and outstanding, and Twelve Million Three Hundred Sixty-Two Thousand Forty-Seven (12,362,047) shares of Common Stock are currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, and (ii) no shares of Common Stock are held in the treasury of the Company. All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities. As of the date hereof, except as set forth above, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.
(m) Amendment to Rights Agreement. The Company has taken all action necessary to amend that certain Second Amended and Restated Rights Agreement of the Company, dated as of October 28, 2004, in the manner set forth in Annex H hereto.
(n) Solvency. The sum of the assets of the Company, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent liabilities. The Company reasonably believes it has sufficient capital or access to capital with which to conduct its business as presently conducted and as proposed to be conducted. The Company has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures. For purposes of this paragraph, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

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(o) Equivalent Value. As of the Closing Date, the consideration that the Company is receiving from Purchaser is substantially equivalent in value to the consideration Purchaser is receiving from the Company pursuant to this Agreement. As of the Closing Date, under the terms of this Agreement, the Company is receiving fair consideration from Purchaser for the agreements, covenants, representations and warranties made by the Company to Purchaser.
(p) No Non-Public Information. Except as set forth on Schedule 5(p), Purchaser has not requested from the Company, and the Company has not furnished to Purchaser, any material non-public information concerning the Company or its subsidiaries.
(q) Restatement Notices. As of the date of each Closing, the Company has provided Purchaser with all Restatement Notices required to be delivered following a Restatement (as defined below).
(r) Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or would become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of the Company’s issuance of the Common Stock issuable hereunder and the Purchaser’s ownership of the Common Stock issuable hereunder.
(s) Backdating of Options. The exercise price of each Company option has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company option. All grants of Company options were validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on the Company’s financial statements in accordance with U.S. generally accepted accounting principles, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

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(t) Placement Agent’s Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions, in each case payable to third parties retained by the Company, relating to or arising out of the Offering pursuant to this Agreement. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the Offering pursuant to this Agreement.
(u) No Integrated Offering. Neither the Company, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the Offering to be integrated with prior offerings by the Company for purposes of the Securities Act or the rules and regulations of FINRA or the Nasdaq.
(v) Absence of Certain Changes. Except as set forth on Schedule 5(v) or disclosed in SEC Filings since January 1, 2005, there has been no material adverse change and no material adverse development in the business, properties, assets, operations, results of operations, or financial condition of the Company.
(w) Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not have a Material Adverse Effect. The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it, except for violations which would not have a Material Adverse Effect.
(x) Foreign Corrupt Practices. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
(y) Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have a Material Adverse Effect.

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(z) Transactions With Affiliates. Except as set forth on Schedule 5(z) or disclosed in the Company’s SEC Filings, and other than the grant of stock options and restricted and non-restricted stock grants disclosed that are required to be publicly disclosed, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors) required to be disclosed pursuant to Regulation S-K Item 404, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, which such transaction would be required to be disclosed.
(aa) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.
(bb) Employee Relations. The Company is not a party to any collective bargaining agreement. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.
(cc) Intellectual Property Rights. Except as disclosed in the Company’s SEC Filings: (i) the Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct its business as now conducted; (ii) the Company does not have any knowledge of any infringement by the Company of Intellectual Property Rights of others, nor does the Company have reason to believe that the Company has infringed or would infringe on the Intellectual Property Rights of others, the enforcement of which would result in a Material Adverse Effect on financial conditions; (iii) there is no claim, action or proceeding against the Company regarding its Intellectual Property Rights; (iv) the Company has no knowledge of any infringement or improper use by any third party of any of the Company’s Intellectual Property Rights; (v) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights; (vi) the Company shall own all right, title and interest in all Intellectual Property Rights, which the Company owns as of the date of this Agreement. Notwithstanding anything in this Section 5(cc) to the contrary, the Company may consummate a spin-off, enter into partnership, license and collaboration agreements and other similar arrangements.

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(dd) Environmental Laws. The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
(ee) Investment Company. The Company is not, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(ff) Tax Status. Except as would not have a Material Adverse Effect, the Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.
(gg) Internal Accounting and Disclosure Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

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(hh) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company’s SEC Filings and is not so disclosed or that otherwise would have a Material Adverse Effect.
(ii) Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the Offering will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.
(jj) Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the Offering or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the Offering.
(kk) Subsidiaries. As of the Closing Date, the Company has no directly held subsidiary other than those listed on Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company is the beneficial owner (and the Company or a subsidiary is the record owner) of all of the equity interests in the Company’s subsidiaries and holds such equity interests free and clear of all encumbrances except as are imposed by applicable securities laws.
(ll) Anti-dilution Provisions. Other than as set forth in Schedule 5(ll), there is no anti-dilution provision under any agreement to which the Company is party or to which any assets of the Company are subject that is or would become effective as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of the Company’s issuance of the Common Stock issuable hereunder and the Purchaser’s ownership of the Common Stock issuable hereunder.
6. Registration Provisions.
(a) The Company will keep the Registration Statement continuously effective through the end of the Later Investment Period and for so long as any Common Stock continues to be issuable upon exercise of the Warrant. In the event that the Company fails to maintain the effectiveness and availability of the Registration Statement at any time during the period described above, the Company will promptly provide notice thereof to Purchaser.
(b) The Company will prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the “Prospectus”) as may be necessary to comply with the provisions of the Securities Act with respect to the issuance of all shares of Common Stock issuable to Purchaser hereunder and under the Warrant.

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(c) The Company will cause all Common Shares to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted.
(d) The Company will provide a transfer agent and registrar for all Common Shares and a CUSIP number for all Common Shares.
(e) The Company will otherwise comply with all applicable rules and regulations of the SEC, FINRA and the Nasdaq Global Market and any other exchange or quotation service on which the Common Stock are obligated to be listed or quoted under this Agreement.
7. 19.99% Limit on Shares Issuable.
(a) In no event shall the total number of Common Shares exceed Twelve Million Four Hundred Thirty-Two Thousand Eight Hundred Thirty-Eight (12,432,838) shares (the “19.99% Limit”) except that in the event of a Change of Control, the total number of shares of common stock of the Acquiring Person issued or issuable hereunder shall not exceed a number equal to nineteen and ninety-nine one-hundredths percent (19.99%) of the outstanding common stock (or other, most widely-held class of security) of the Acquiring Person. From and after the time that the total number of Common Shares shall equal the 19.99% Limit, the Company shall no longer be obligated to issue shares of Common Stock hereunder and Purchaser shall no longer be obligated to purchase shares of Common Stock issuable hereunder. In the event of a Cashless Exercise, the determination of whether the 19.99% Limit has been reached shall be made based on the number of shares of Settlement Stock actually issued in such Cashless Exercise.
(b) The aggregate number of shares of Common Stock issued, as of a particular date, hereunder and issuable pursuant to this Agreement and upon the exercise of the Warrant shall not exceed the Maximum Number as of that date. The “Maximum Number” shall initially equal Six Million Sixty-Four Thousand Forty (6,064,040), or, in the event of a Change of Control, shall equal nine and three-fourths percent (9.75%) of the outstanding common stock (or other, most widely-held class of security) of the Acquiring Person as of immediately after the consummation of the Change of Control, and thereafter shall be automatically increased upon expiration of a sixty-five (65) day notice period (the “Notice Period”) after (i) the Company delivers an Increase Notice (as defined below) by nine and three-fourths percent (9.75%) of the Increase (as defined below) set forth in such Increase Notice or (ii) the Purchaser delivers a notice (a “65 Day Notice”) to the Company designating a greater Maximum Number. A 65-Day Notice may be given at any time. The Company shall deliver a notice (an “Increase Notice”) stating the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month and the second preceding month and the increase, if any (the “Increase”), from the second preceding month (or in the case of the last day of the month immediately following the Agreement Closing Date, the number of shares outstanding specified in Section 5(l)) to the preceding month. From time to time following the Notice Period, Common Stock may be issued to Purchaser for any quantity of Common Stock, such that the aggregate number of shares of Common Stock issued hereunder is less than or equal to the Maximum Number.

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8. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company on each Closing Date:
(a) Purchaser has been duly incorporated and is validly existing under the laws of Bermuda.
(b) The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite corporate action and no further consent or authorization of Purchaser, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Purchaser and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.
(c) Purchaser understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the securities issuable hereunder.
(d) Purchaser (i) has had no position, office or other material relationship within the past three (3) years with the Company or Persons known to it to be affiliates of the Company, (ii) is not a, and it has no direct or indirect affiliation or association with any, FINRA member as of the date hereof and (iii) will not, after giving effect to the Offering, alone or as part of any “group” (as such term is defined by Rule 13d-5 promulgated under the Exchange Act) of which Purchaser is a part, in connection with the Offering acquire, or obtain the right to acquire, 20% or more of the Common Stock (or securities convertible or exercisable for Common Stock) or the voting power of the Company.
9. Future Equity Issuances.
(a) If the Company engages or participates in (or intends to engage or participate in) any discussions with any Person regarding any sale or issuance to any Person (other than Purchaser or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of the Company’s capital stock subsequent to any Closing Date, other than an Excluded Issuance (a “Future Equity Issuance”), the Company shall (i) promptly notify Purchaser of the existence of the Company’s intentions or discussions with respect to the proposed Future Equity Issuance and (ii) in connection with such notice, inquire whether Purchaser desires to be informed as to the substance of such intentions or discussions. If Purchaser notifies the Company in writing that Purchaser elects to become informed with respect to such proposed Future Equity Issuance by 11:59 p.m., New York City time, on the third (3rd) Business Day after and excluding the date on which the Company so notifies Purchaser, the Company shall use its best efforts to engage in good faith discussions with Purchaser regarding the proposed Future Equity Issuance and shall not consummate such Future Equity Issuance for three (3) full Business Days after and excluding the date of Purchaser’s election. For purposes of clarification, nothing in this subsection shall obligate the Company to allow Purchaser to participate in a Future Equity Issuance.

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(b) From and after the date of this Agreement until 11:59 p.m., New York City time, on June 30, 2008, the Company shall not announce or consummate any issuance of debt of the Company or any of its Subsidiaries together with any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of the Company’s capital stock at a per share conversion, exercise or exchange price that is lower than the Daily Market Price as of the date of such issuance (or, if earlier, the date on which the Company agrees to effect such issuance), in one transaction or any series of related transactions, unless all such transactions individually and in the aggregate constitute a Specified Issuance.
(c) If, within One Hundred Thirty-Five (135) days following the Initial Investment Closing Date, any Later Investment Closing Date or the closing of any exercise of the Warrant (the “Prior Period”), there is (i) a public disclosure of the Company’s intention or agreement to engage in a Future Equity Issuance, or (ii) a consummation of a Future Equity Issuance, in each case at a price per share below an Initial Investment Price, Later Investment Price or Warrant Exercise Price (as defined in the Warrant) previously paid by the Purchaser (or deemed to have been paid in the case of Cashless Exercise (as defined herein and in the Warrant)) at any time during the Prior Period, then the Company shall notify Purchaser and each Holder (as defined in the Warrant) of each such disclosure and each such consummation, which notice shall include a copy of such disclosure or the terms and date of such consummation (the “Equity Issuance Notice”), no later than one (1) Business Day after each such disclosure and each such consummation.
(d) On or after the date of delivery of an Equity Issuance Notice (or on or after the date on which a disclosure or consummation described in Section 9(c) has occurred that requires the Company to deliver an Equity Issuance Notice), then:
(i) the Exercise Price (as defined in the Warrant) shall be reduced as set forth in the Warrant; and
(ii) in the case of a Future Equity Issuance disclosed or consummated within One Hundred Thirty-Five (135) days following any Initial Investment Closing Date, any Later Investment Closing Date or the closing of any exercise of the Warrant, the Company shall promptly issue and deliver a number of shares of Common Stock to Purchaser equal to the positive difference, if any, with respect to each such Closing Date and each closing of any exercise of the Warrant during the Prior Period, between (x) the quotient of (A) the Investment Amount with respect to such Initial Investment, Later Investment or such Warrant exercise closing divided by (B) the Later Issuance Price (as defined below) and (y) the number of shares of Common Stock issued on such Closing Date or such Warrant exercise closing.

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(e) “Excluded Issuance” means any of the following: (A) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock, (B) sales or issuances to employees, consultants or directors of the Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services, (C) issuances issued upon the exercise of any options or warrants to purchase capital stock outstanding on the date hereof, in each case in accordance with the terms of such options, warrants or securities in effect on the date hereof, (D) Common Shares issued or issuable pursuant to this Agreement or the Warrant, (E) issuances described on Schedule 9(d), or (F) any Specified Issuance.
(f) “Later Issuance Price” means the lowest price per share of Common Stock paid or payable by any Person in the Future Equity Issuance, including, in the case of options, warrants, convertible preferred, convertible notes or other securities convertible, exchangeable or exercisable into or for Common Stock, the lowest price per share at which such conversion, exchange or exercise may occur on any future date.
(g) “Specified Issuance” means the sale or issuance in one or more transactions completed on or before June 30, 2008 to any Person or Persons (other than Purchaser or its affiliates) of debt of the Company or Dynamic Fuels, LLC in an aggregate amount equal to or less than Seventy—Five Million Dollars ($75,000,000) for all such transactions; provided that such sale or issuance shall include in whole or in part the sale or issuance to all of such Person or Persons of warrants exercisable into not more than an aggregate of Eleven Million Two Hundred Fifty Thousand (11,250,000) shares of Common Stock at a price that is lower than the Daily Market Price as of the date of sale or issuance (the “Specified Issuance Warrants”); provided further that such debt securities shall not be convertible into, exercisable or exchangeable for, or have any value that is derived in whole or in part from, any shares of any class of the Company’s capital stock.
(h) In the event of any Specified Issuance, the Company shall issue to Purchaser within five (5) Business Days after and excluding the later of (x) the public announcement of the Specified Issuance and (y) the public announcement of the closing of the Specified Issuance, warrants that are identical in all respects to, and subject to the same terms and conditions as, the Specified Issuance Warrants to purchase an aggregate number of shares of Common Stock equal to the product of (i) twenty-five percent (25%) and (ii) the positive amount, if any, by which (A) the maximum number of shares of Common Stock that may be issued at any time under the Specified Issuance exceeds (B) One Hundred and Fifty (150) shares of Common Stock per $1,000 of Specified Issuance debt securities, provided that if the Specified Issuance Warrants contain variable or multiple exercise prices or terms of time during which they may be exercised, the warrants issued to Purchaser will have the lowest possible exercise price and the longest possible term permitted in any of the Specified Issuance Warrants; provided further that the warrants issued to Purchaser shall be in all respects no less favorable to Purchaser than those Specified Issuance Warrants that are most favorable to the Persons to whom they are issued.

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(i) No Integrated Offering. Notwithstanding the foregoing, the Company shall ensure that no Person acting on its behalf shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that may be integrated with the Offering for purposes of the Securities Act or the rules and regulations of FINRA or the Nasdaq.
10. Covenants of the Company. The Company covenants and agrees with Purchaser as follows:
(a) While the Later Investment Period is in effect and for so long as any Common Stock is issuable under exercise of the Warrant and for a period of one (1) year thereafter, the Company will (i) maintain the effectiveness of the Registration Statement, (ii) use its best efforts to maintain the eligibility of the Common Stock for listing on the Nasdaq Global Market; (iii) use its best efforts to regain the eligibility of the Common Stock for listing or quotation on all markets and exchanges including the Nasdaq Global Market in the event that the Common Stock is delisted by the Nasdaq Global Market or any other applicable market or exchange; (iv) use its best efforts to obtain a listing on another national securities exchange or Nasdaq Capital Market if the Common Stock is delisted by the Nasdaq Global Market; and (v) cause the representations and warranties contained in Section 5 to be and remain true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.
(b) If a Restatement occurs, the Company shall deliver to Purchaser a Restatement Notice within three (3) Business Days of such Restatement.
(c) The Company will provide Purchaser with a reasonable opportunity, which shall not be less than two (2) full Business Days, to review and comment on any public disclosure by the Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.
(d) The Company will make all filings required by law with respect to the transactions contemplated hereby.
(e) The Company will comply with the terms and conditions of the Warrant as set forth in the Warrant.
(f) For so long as Purchaser owns any shares of Common Stock or shares of Common Stock issuable upon exercise of the Warrant, within five (5) Business Days after the filing of each of its quarterly reports on Form 10-Q with the SEC, the Company shall deliver to Purchaser a certificate of the Chief Executive Officer and Principal Financial Officer of the Company stating that, based on their knowledge, the final consolidated unaudited financial statements including the footnotes thereto contained therein fairly present in all material respects the financial condition in conformity with accounting principles generally accepted in the United States, results of operations and cash flows of the Company as of and for the periods presented therein.

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(g) The Company shall cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) at all times from and after the Closing Date.
(h) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to effect the issuance of all Common Shares.
(i) Unless expressly waived by Purchaser, the Company shall deliver an Increase Notice to Purchaser on or before the tenth (10th) day of any calendar month for which an Increase Notice is required to be delivered pursuant to Section 7(b).
(j) The Company shall, within one (1) Business Day after and excluding any Closing Date, publicly distribute a press release disclosing the material terms of such Closing and shall, within three (3) Business Days after and excluding such event file a report with the SEC on Form 8-K with respect to the same.
11. Change of Control.
(a) If the Company is a party to any transaction which results in a Change of Control, Purchaser and its assigns shall have the rights set forth in the Warrant regarding Changes of Control in addition to the rights contained in this Agreement. The Company agrees that it will not enter into an agreement with an Acquiring Person resulting in a Change of Control unless such agreement expressly obligates the Acquiring Person to assume all of the Company’s obligations under this Agreement and the Warrant including, but not limited to, the share registration and other provisions regarding the Common Stock contained herein and therein and thereafter all references to the Company herein shall be deemed to be references to the Acquiring Person.
(b) On or before the date an agreement is entered into with an Acquiring Person resulting in a Change of Control, the Company shall deliver to Purchaser written notice that the Acquiring Person has assumed such obligations. The Company shall provide Purchaser and each Holder (as defined in the Warrant) with written notice (a “Change of Control Notice”) of any proposed transaction resulting in a Change of Control as soon as the existence of such proposed transaction is made public by any Person. Thereafter, the Company shall notify Purchaser promptly of any material developments with respect to such transaction, including advance notice at least ten (10) Business Days before the date such transaction is expected to become effective.

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(c) In the event that a Change of Control Notice is delivered (or an event shall have occurred that would require the delivery of a Change of Control Notice), on and after the date of delivery of such Change of Control Notice (or the date of the event that gives rise to the requirement to deliver such a Change of Control Notice), the Purchaser shall not be obligated to consummate any further Later Investments, but rather shall have the right to consummate any Later Investments in its sole discretion.
(d) In the event that a Change of Control Notice is delivered (or an event shall have occurred that would require the delivery of a Change of Control Notice) prior to the commencement of the Later Investment Period, the Later Investment Period shall commence upon and including the Business Day that immediately follows the date that the Change of Control Notice is delivered (or the date of the event that gives rise to the requirement to deliver such a Change of Control Notice).
(e) Between the date a Change of Control Notice is delivered (or an event shall have occurred that would require the delivery of a Change of Control Notice) and the effective date of the Change of Control, the Purchaser shall continue to have the right to submit to the Company a Later Investment Notice and consummate any Later Investment, in the Purchaser’s sole discretion, in accordance with the terms and conditions of this Agreement. In addition, the Purchaser at its sole option may elect to submit to the Company a special notice (a “Contingent Later Investment Notice”) to effect a Later Investment for all or part of the remaining Aggregate Later Investment Commitment in connection with such Change of Control; in which case, notwithstanding the provisions of Section 4:
(i) the effectiveness of such contingent exercise shall be conditional upon the effectiveness of the Change of Control;
(ii) the Purchaser shall have the right to deliver a notice to withdraw such Contingent Later Investment Notice until the effective date of such Change of Control; and
(iii) if such Contingent Later Investment Notice shall not have been withdrawn, then on the effective date of such Change of Control, the Purchaser shall receive, upon payment of the price designated in the Contingent Later Investment Notice, the same consideration, in the form of cash, securities or other assets (the “Acquisition Consideration”) per share of Common Stock issuable to any other holder of shares of Common Stock in connection with such Change of Control based upon the number of shares of Common Stock which the Purchaser would have held if the Purchaser had consummated such Later Investment on the Business Day immediately preceding the date on which such Change of Control occurs. If the Acquisition Consideration is in the form of cash, the Purchaser shall not be required to tender the price specified in the Contingent Later Investment Notice, but shall receive an amount in connection with such Change of Control equal to the Acquisition Consideration applicable to the Purchaser based on the number of shares of Common Stock the Purchaser would have held had it consummated the Later Investment on the Business Day immediately preceding the date on which such Change of Control occurs, less the price specified in such Contingent Later Investment Notice.

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(f) “Change of Control” means (i) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person (as hereinafter defined) or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 of the Exchange Act), restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares, (ii) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (iii) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (iv) a capital reorganization or reclassification of the Common Stock pursuant to which the shareholders of the Company immediately prior to such reorganization or reclassification do not beneficially own at least sixty-five percent (65%) of each class of voting securities of the Company outstanding immediately following such reorganization or reclassification. Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.
(g) “Acquiring Person” means, in connection with any Change of Control, (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the transferee of all or substantially all of the properties or assets of the Company, (iii) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification of the Common Stock pursuant to which the shareholders of the Company immediately prior to such reorganization or reclassification do not beneficially own at least sixty-five percent (65%) of each class of voting securities of the Company outstanding immediately following such reorganization or reclassification, the Company, or (vi) at Purchaser’s election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Person’s Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person’s consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).
12. Restatements.

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(a) If a Restatement (as defined below) occurs on or before the first year anniversary of one or more Closing Dates or the closing of any exercise of the Warrant, the Company shall:
(i) deliver to Purchaser and each Holder (as defined in the Warrant) a written notice in the form attached hereto as Annex D (a “Restatement Notice”) within three (3) Business Days of each Restatement, stating the date on which a Restatement has occurred and including the documents in which the Restatement was publicly disclosed; and
(ii) promptly following receipt of a Restatement Adjustment Notice, (A) issue and deliver a number of shares of Common Stock to Purchaser equal to the positive difference, if any, with respect to each such Closing Date and each such closing of any exercise of the Warrant, between (x) the quotient of (1) the Investment Amount with respect to such Initial Investment, Later Investment or such Warrant exercise closing divided by (2) the Restatement Price (as defined below) and (y) the number of shares of Common Stock issued on such Closing Date and (B) the Exercise Price (as defined in the Warrant) shall be reduced as set forth in the Warrant.
(b) At any time after the date of the Restatement and before the Restatement Adjustment Notice Deadline, Purchaser may deliver a notice in the form attached hereto as Annex E (a “Restatement Adjustment Notice”) to the Company specifying the Restatement Date, the Restatement Price, and calculating the number of shares of Common Stock, if any, required to be issued by the Company to Purchaser pursuant to clause (a) of this Section 12.
(c) “Restatement” means the earlier of (x) the announcement by the Company of its intention to restate any portion of the Company Financial Statements and (y) the actual restatement by the Company of any portion of the Company Financial Statements.
(d) “Restatement Price” means the Daily Market Price calculated as of any day during either of the following periods, in the sole discretion of the Purchaser: (A) the forty (40) Business Days after and excluding the related Restatement Date or (B) the forty (40) Business Days after and excluding any date on which the Company files restated financial statements with the SEC with respect to such Restatement.
(e) “Restatement Adjustment Notice Deadline” means the sixtieth (60th) Business Day after the later of (i) the date on which the Company delivers the Restatement Notice to Purchaser and (ii) the date on which the Company files an amended SEC Filing or Form 8-K fully and finally restating the financial statements required to be restated in the Restatement.
(f) “Company Financial Statements” means all financial statements (including the notes thereto) and earnings releases filed by the Company with (or furnished by the Company to) the SEC or publicly announced by the Company.

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(g) “Restatement Date” means, at the option of and pursuant to the determination of Purchaser (as designated in a notice from Purchaser to the Company), any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by the Company of its intention to restate any portion of the Company’s Financial Statements or the date on which is filed an amended SEC Filing or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the SEC).
13. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Purchaser:
(a) On each Closing Date, (i) the representations and warranties made by the Company in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (ii) the Company shall have complied fully with all of the covenants and agreements in this Agreement in all material respects; (iii) the Company shall not possess any negative, material non-public information other than as shall have been filed with the SEC at least five (5) Business Days prior to and excluding such Closing Date and (iv) Purchaser shall have received on each Closing Date a certificate of the Chief Executive Officer and the Principal Financial Officer of the Company dated such date and to such effect.
(b) On each Closing Date, the Company shall have delivered to Purchaser an opinion of counsel, substantially in the form of Exhibit A hereto, dated the date of delivery, confirming in substance the matters covered by paragraphs (a), (b), (c), (d), (e), (f), (g), (h), (k), (l), (q) and (ll) of Section 5 hereof and otherwise in the form set forth in Exhibit A.
(c) As of each Closing Date and as of the date or dates upon which Company shall have received from Purchaser an Initial Investment Notice or any Later Investment Notice or Warrant Exercise Notice (as defined in the Warrant), the Registration Statement shall be effective.
(d) On each Closing Date, Purchaser shall have received from the Company the report of the independent auditor of the Company (together with the accompanying consolidated balance sheet, financial statement and schedules of the Company and results of the Company’s operations and cash flows) that was included in the most recent Form 10-K filed by the Company with the SEC.
(e) The Company shall have submitted to the Nasdaq a correct and complete Notice for Listing of Additional Shares by no later than November 30, 2007.

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(f) On each Closing Date, all Common Shares issued and outstanding shall be duly listed and admitted for trading on the Nasdaq Global Market.
(g) On each Closing Date, Purchaser shall have received from the transfer agent of the Company a certificate with respect to the total number of shares of Common Stock outstanding as of a date on or around Closing Date.
14. Conditions Precedent to the Company’s Obligations.
The obligations of the Company hereunder are subject to the performance by Purchaser of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that, on each Closing Date:
(a) the representations and warranties made by Purchaser in this Agreement shall be true and correct;
(b) Purchaser shall have complied fully with all the covenants and agreements in this Agreement; and
(c) Purchaser shall have delivered to the Company on each such date a certificate of an appropriate officer of Purchaser dated such date and to such effect.
15. Fees and Expenses. Each of Purchaser and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to, the fees, expenses and disbursements of such party’s counsel, except as is otherwise expressly provided in this Agreement. Notwithstanding the foregoing, the Company shall pay all fees and expenses associated with the Registration Statement, including, without limitation, all fees and expenses associated with any FINRA filing, if applicable.
16. Non-Performance.
(a) If the Company, at any time, shall fail to deliver the shares of Common Stock to the Purchaser required to be delivered pursuant to this Agreement or the Warrant, in accordance with the terms and conditions of this Agreement or the Warrant, as the case may be, for any reason other than the failure of any condition precedent to the Company’s obligations hereunder or the failure by Purchaser to comply with its obligations hereunder, then the Company shall (without limitation to Purchaser’s other remedies at law or in equity):
(i) indemnify and hold Purchaser harmless against any loss, claim or damage (excluding incidental, special, punitive and consequential damages) arising from or as a result of such failure by the Company; and
(ii) reimburse Purchaser for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Purchaser in connection with this Agreement, the Warrant and the transactions contemplated herein and therein.

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(b) If Purchaser, at any time, shall fail to comply with its obligations to effect the Initial Investment or the Later Investments under this Agreement for any reason other than the failure of any condition precedent to Purchaser’s obligations hereunder or the failure by the Company to comply with its obligations hereunder, then Purchaser shall (without limitation to the Company’s other remedies at law or in equity):
(i) indemnify and hold the Company harmless against any loss, claim or damage (excluding incidental, special, punitive and consequential damages) arising from or as a result of such failure by Purchaser; and
(ii) reimburse the Company for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by the Company in connection with this Agreement, the Warrant and the transactions contemplated herein and therein.
17. Indemnification.
(a) Company Indemnification Obligation. The Company hereby agrees to indemnify Purchaser and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a “Purchaser Indemnified Party”) against any claim, demand, action, liability, damages (excluding incidental, special, punitive and consequential damages), loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Purchaser Indemnified Party in investigating or defending any such proceeding) (all of the foregoing, including associated costs and expenses being referred to herein as a “Purchaser Indemnified Proceeding”), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:
(i) any untrue or alleged untrue statement of a material fact in a SEC Filing by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by the Company or any of its affiliates or any Person acting on its or their behalf;
(ii) any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made; and
(iii) any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement or the Warrant;
provided, however, that the foregoing indemnity shall not apply to any Purchaser Indemnified Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Purchaser in connection therewith.

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(b) Purchaser Indemnification Obligation. Purchaser hereby agrees to indemnify the Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a “Company Indemnified Party”) against any claim, demand, action, liability, damages (excluding incidental, special, punitive and consequential damages), loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Company Indemnified Party in investigating or defending any such proceeding) (all of the foregoing, including associated costs and expenses being referred to herein as a “Company Indemnified Proceeding”, and together with the Purchase Indemnified Proceeding, the “Proceeding”), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:
(i) any of the representations or warranties made by Purchaser herein being untrue or incorrect at the time such representation or warranty was made; and
(ii) any breach or non-performance by Purchaser of its obligations to effect the Initial Investment and the Later Investments pursuant to the terms of this Agreement;
provided, however, that the foregoing indemnity shall not apply to any Company Indemnified Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of any Company Indemnified Party in connection therewith.
(c) Conduct of Claims.
(i) Whenever a claim for indemnification shall arise under this Section 17, the party seeking indemnification (the “Indemnified Party”), shall notify the party from whom such indemnification is sought (the “Indemnifying Party”) in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;
(ii) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

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(iii) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 17 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.
18. Survival of the Representations, Warranties, etc. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any shares of Common Stock issuable hereunder.
19. Notices. All communications hereunder shall be in writing and delivered as set forth below.
(a) If sent to Purchaser, all communications will be deemed delivered: if delivered by hand, on the day received by Purchaser; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Purchaser, on the date transmitted (provided such facsimile is later confirmed), in each case to the address set forth in Annex F hereto (unless otherwise notified in writing of a substitute address).
(b) If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):
Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, Oklahoma 74107
Attention: Principal Financial Officer
Telephone: (918) 592-7900
Facsimile: (918) 592-7979
with a copy to (which copy shall not constitute notice):
Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, Oklahoma 74107
Attention: Chief Executive Officer
Telephone: (918) 592-7900
Facsimile: (918) 592-7979

29

(c) To the extent that any funds shall be delivered to the Company by wire transfer, unless otherwise instructed by the Company, such funds should be delivered in accordance with the wire instructions set forth in Annex G.
(d) If the Company does not agree and acknowledge or object to the delivery of the Initial Investment Notice or any Later Investment Notice or Warrant Exercise Notice (as defined in the Warrant), in each case by 5:00 PM, New York time, on the Business Day following the date of delivery of such notice, such non-response by the Company shall be deemed to be agreement and acknowledgment by the Company with the terms of such notice.
20. Miscellaneous.
(a) The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party’s respective attorneys. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.
(b) This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 17 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder. The Company may not assign this Agreement. Notwithstanding anything to the contrary in this Agreement, Purchaser may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the shares of Common Stock), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the shares of Common Stock), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws. No Person acquiring Common Stock from Purchaser pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement. This Agreement, together with the Warrant and that certain Non-Disclosure Agreement dated as of October 23, 2007, by and between the Company and Purchaser, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except as provided in this Section 20(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

30

(c) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the non-exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a “Related Proceeding”). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.
(d) Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.
(e) Without prejudice to other rights or remedies hereunder (including any specified interest rate), and except as otherwise expressly set forth herein, interest shall be due on any amount that is due pursuant to this Agreement and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus two percent (2%).
(f) Purchaser and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement and the Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.
(g) Any and all remedies set forth in this Agreement or the Warrant: (i) shall be in addition to any and all other remedies Purchaser or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Purchaser and the Company may elect. The exercise of any remedy by Purchaser or the Company shall not be deemed an election of remedies or preclude Purchaser or the Company, respectively, from exercising any other remedies in the future.
(h) The Company agrees that the parties have negotiated in good faith and at arms’ length concerning the transactions contemplated herein, and that Purchaser would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and the Warrant. Except as specifically provided otherwise in this Agreement and the Warrant, the Company’s obligations to indemnify and hold Purchaser harmless in accordance with Section 17 of this Agreement are obligations of the Company that the Company promises to pay to Purchaser when and if they become due. The Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

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(i) This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Purchaser and the Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
(j) Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.
(k) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term “include” or “including” shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

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(l) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(m) Time shall be of the essence in this Agreement.
(n) All dollar ($) amounts set forth herein and in the Warrant refer to United States dollars. All payments hereunder and thereunder will be made in lawful currency of the United States of America.
(o) Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.
[SIGNATURE PAGE FOLLOWS]

33

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the date first set forth above.

SYNTROLEUM CORPORATION
By:	/s/ Gary Roth
	Name:	Gary Roth
	Title:	President and COO

FLETCHER INTERNATIONAL, LTD.
By:	/s/ Peter Zayfert
	Name:	Peter Zayfert
	Title:	Authorized Signatory

By:	/s/ Stewart Turner
	Name:	Stewart Turner
	Title:	Authorized Signatory

Signature Page to Agreement

TABLE OF CONTENTS
Page

1.	PURCHASE AND SALE	1

2.	DOCUMENTATION CLOSING	5

3.	INITIAL INVESTMENT CLOSING	5

4.	LATER INVESTMENT CLOSINGS	6

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

6.	REGISTRATION PROVISIONS	15

7.	19.99% LIMIT ON SHARES ISSUABLE	16

8.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	17

9.	FUTURE EQUITY ISSUANCES	17

10.	COVENANTS OF THE COMPANY	20

11.	CHANGE OF CONTROL	21

12.	RESTATEMENTS	23

13.	CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS	25

14.	CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS	26

15.	FEES AND EXPENSES	26

16.	NON-PERFORMANCE	26

17.	INDEMNIFICATION	27

18.	SURVIVAL OF THE REPRESENTATIONS, WARRANTIES, ETC	29

19.	NOTICES	29

20.	MISCELLANEOUS	30
 i

INDEX

19.99% Limit	16
65 Day Notice	16
Acquiring Person	23
Acquisition Consideration	22
Aggregate Later Investment Commitment	1
Agreement	1
Agreement Closing	5
Agreement Closing Date	5
Business Day	3
Change of Control	23
Change of Control Notice	21
claim	10
Closing Date	5
Closings	5
Common Shares	3
Common Stock	1
Company	1
Company Financial Statements	24
Company Indemnified Party	27
Company Indemnified Proceeding	28
Contingent Later Investment Notice	22
Daily Market Price	3
debt	10
Environmental Laws	14
Equity Issuance Notice	18
Exchange Act	4
Excluded Issuance	19
FINRA	8
Future Equity Issuance	17
Hazardous Materials	14
Increase	17
Increase Notice	16
Indemnified Party	28
Indemnifying Party	28
Initial Investment	1
Initial Investment Closing	5
Initial Investment Closing Date	3
Initial Investment Notice	5
 i

Initial Investment Period	4
Initial Investment Price	4
Intellectual Property Rights	13
Later Investment	1
Later Investment Closing	1
Later Investment Closing Date	1
Later Investment Notice	1
Later Investment Period	1
Later Investment Price	4
Later Issuance Price	19
Material Adverse Effect	4
Maximum Number	16
Nasdaq	4
Notice Period	16
Offering	7
Person	4
Prior Period	18
Proceeding	28
Prospectus	16
Purchaser	1
Purchaser Indemnified Party	27
Purchaser Indemnified Proceeding	27
Registration Statement	7
Related Proceeding	30
Restatement	24
Restatement Adjustment Notice Deadline	24
Restatement Conversion Stock Price	24
Restatement Date	24
Restatement Filing Date	2
Restatement Notice	24
SEC	9
SEC Filing	9
Securities Act	7
Settlement Stock	6
Specified Issuance	19
Specified Issuance Warrants	19
Warrant	3
Withdrawal Reduction	2

ANNEX INDEX

ANNEX A	FORM OF LATER INVESTMENT NOTICE

ANNEX B	FORM OF WARRANT

ANNEX C	FORM OF INITIAL INVESTMENT NOTICE

ANNEX D	FORM OF RESTATEMENT NOTICE

ANNEX E	FORM OF RESTATEMENT ADJUSTMENT NOTICE

ANNEX F	CLOSING DELIVERY ADDRESS

ANNEX G	WIRE INSTRUCTIONS

ANNEX H	AMENDMENT TO SECOND AMENDED AND RESTATED RIGHTS AGREEMENT

ANNEX A
[FORM OF LATER INVESTMENT NOTICE]
                    ,

Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, Oklahoma 74107
Attention:	Principal Financial Officer
Telephone:	(918) 592-7900
Facsimile:	(918) 592-7979
Ladies and Gentlemen:
Reference is made to the Agreement (the “Agreement”) dated as of November 18, 2007 by and between Syntroleum Corporation (the “Company”) and Fletcher International, Ltd. (“Fletcher”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement. Fletcher hereby elects to make a Later Investment on the date, at a price per share and in the amount set forth below.
In accordance with the terms of the Agreement, Fletcher will make a Later Investment with respect to [  _____  ] shares of Common Stock [Cashless Exercise: without payment of any additional consideration by Fletcher] [at a Later Investment Price equal to [  _____  ] per share of Common Stock], and the Later Investment Closing Date shall be [  _____  ]. The Investment Amount for this Later Investment shall be [  _____  ].
On the Later Investment Closing Date, the Company shall deliver the shares of Common Stock described above to Fletcher’s account via The Depository Trust Company’s [Delivery Versus Payment system—INSERT REQUIRED INFORMATION FOR DVP] [Deposit/Withdrawal at Custodian (DWAC) system using the following account information: [INSERT ACCOUNT INFORMATION]].

FLETCHER INTERNATIONAL, LTD., by its
duly authorized investment advisor,
FLETCHER ASSET MANAGEMENT, INC.

By:

Name:

Title:

By:

Name:

Title:

A-1

AGREED AND ACKNOWLEDGED:
SYNTROLEUM CORPORATION

By:
Name:
Title:

A-2

ANNEX B
[FORM OF WARRANT]
Warrant Certificate No. [___________]
WARRANTS TO PURCHASE
SHARES OF COMMON STOCK
OF SYNTROLEUM CORPORATION
Syntroleum Corporation, a Delaware corporation (together with its successors, the “Company”), for value received, hereby certifies that Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, “Fletcher”), or its registered assigns, the registered holder (the “Holder”), is entitled to purchase from the Company up to the Warrant Amount (as defined below), subject to the adjustments contained in this warrant certificate (this “Certificate”) or the Agreement between the Company and Fletcher dated as of November 18, 2007 (the “Agreement”), of duly authorized, validly issued, fully paid and nonassessable shares of the Company’s common stock, par value $0.01 per share (together with the associated common stock purchase rights under the Second Amended and Restated Rights Agreement dated as of October 28, 2004, the “Common Stock”), of the Company at the then-prevailing Warrant Price (as defined below) at any time or from time to time during the Warrant Term (as defined below), all subject to the terms, conditions and adjustments set forth below in this Certificate and in the Agreement.
1. Warrants.
The warrants represented hereby (the “Warrants”) have been issued pursuant to the Agreement, and are subject to the terms and conditions thereof. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement. A copy of the Agreement may be obtained at no cost by the Holder upon written request to the Secretary of the Company at the principal executive offices of the Company.
(a) General; Warrant Price; Warrant Term.

(i) The Warrants entitle the Holder to purchase the number of newly-issued shares of Common Stock equal to fifty percent (50%) of the quantities purchased in all Later Investment Closings (or in the case of any Later Investment Closing settled by Cashless Exercise (as defined below), the gross number of shares used in the calculation of the lesser number to be issued upon such Later Investment Closing), subject to adjustment as set forth herein and in the Agreement (the “Warrant Amount”). The “Warrant Price” means the Later Investment Price with respect to the first Later Investment Closing to occur plus forty cents ($0.40) per share, less the Dividend Amount, subject to adjustment as set forth herein. The Warrants may be exercised (in whole or in part) at any time or from time to time after 12:01 A.M., New York City time, on the date of the Agreement (the “Commencement Date”) until 11:59 P.M., New York City time, on the date that is seven (7) years after and excluding the last Later Investment Closing Date, subject to extension pursuant to the Agreement (the period of time from the Commencement Date to such date, the “Warrant Term”).
(b) Manner of Exercise.
(i) The Warrants may be exercised by the Holder, in whole or in part, from time to time, on any day during the Warrant Term, by delivery of a notice in substantially the form attached to this Certificate (or a reasonable facsimile thereof) duly executed by the Holder (a “Warrant Exercise Notice”).
(ii) The Warrant Exercise Notice shall designate the number of shares of Common Stock to be received upon such exercise and the aggregate Warrant Price to be paid (or deemed paid in the case of Cashless Exercise), which shall be at least the lesser of (i) One Million Dollars ($1,000,000) and (ii) the aggregate Warrant Price for all shares that may then be purchased under the Warrant. The closing of each exercise shall take place (i) on the third (3rd) Business Day after and excluding the date of the Warrant Exercise Notice or (ii) any other date upon which the exercising Holder and the Company mutually agree (the “Warrant Closing Date”).
(c) Conditions to Closing.
(i) Holder’s Conditions to Closing. It shall be a condition to each Holder’s obligation to close on each Warrant Closing Date that each of the following is satisfied, unless waived by such Holder:
(A) (A) The representations and warranties made by the Company in the Agreement shall be true and correct as of such Warrant Closing Date, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (B) the Company shall have complied in all material respects with all of the covenants and agreements in the Agreement and this Certificate; (C) the Company shall not possess any negative, material non-public information other than as shall have been filed with the SEC at least five (5) Business Days prior to and excluding such Warrant Closing Date; and (D) Holder shall have received on the date of such exercise a certificate of the Chief Executive Officer and the Principal Financial Officer of the Company dated such Warrant Closing Date and to such effect.
(B) On such Warrant Closing Date, the Company shall have delivered to Holder an opinion of counsel, the form and substance of which shall be reasonably satisfactory to Holder, dated the date of delivery.
(C) Company will keep the Registration Statement continuously effective through the end of the Later Investment Period and for so long as any Common Stock continues to be issuable upon exercise of the Warrant.
(ii) Company’s Conditions to Closing. The obligations of the Company hereunder are subject to the performance by Holder of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that, on each Warrant Closing Date: (i) the representations and warranties made by Holder in the Agreement shall be true and correct; (ii) Holder shall have complied in all material respects with all the covenants and agreements in the Agreement; and (iii) Holder shall have delivered to the Company on each such date a certificate of an appropriate officer of Holder dated such date and to such effect.
(iii) Agreement to Cause Conditions to be Satisfied. The Company with respect to Section 1.3(a) and the Holder with respect to Section 1.3(b) shall each use commercially reasonable efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date.
(iv) Withdrawal of Notice. If the conditions set forth in Section 1.3(a) are not satisfied or waived prior to the second (2nd) Business Day following and excluding the Warrant Exercise Notice Date (except for those conditions which by their terms can be satisfied only on the Warrant Closing Date) or if the Company fails to perform its obligations on any Warrant Closing Date (including delivery of all shares of Common Stock issuable on such date) for any reason other than Holder’s failure to satisfy the conditions required by Section 1.3(b), then in addition to all remedies available to Holder at law or in equity, such Holder may, at its sole option, and at any time, withdraw the Warrant Exercise Notice by written notice to the Company regardless of whether such condition has been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Warrant Exercise Notice and may submit an Warrant Exercise Notice on any future date with respect to such Warrants and the Warrant Price for such subsequent Warrant Exercise Notice shall be the lesser of (i) the Warrant Price in the withdrawn Warrant Exercise Notice and (ii) the Warrant Price in effect as of the subsequent Warrant Exercise Notice Date.
(d) When Exercise Effective.
Each exercise of any Warrant shall be deemed to have been effected on the Warrant Closing Date upon receipt of the relevant Warrant Price (or deemed to have been received in connection with Cashless Exercises), and the Person or Persons in whose name or names any certificate or certificates representing the Common Stock shall be issuable upon such exercise as provided in Section 1.5 shall be deemed to have become the holder(s) of record thereof.
(e) Delivery of Common Stock and Payment.
(i) Subject to Section 1.3, on the Warrant Closing Date, the Holder shall deliver payment in the amount designated as the “Designated Aggregate Exercise Price” by the holder in the Warrant Exercise Notice, and such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock designated in the Warrant Exercise Notice, delivered as set forth in Section 1.7.
(ii) Notwithstanding subsection (a) above, if any of the following occurs or is true:
(A) the actual number of shares of Common Stock issued pursuant to the Agreement and this Certificate and the number of shares of Common Stock issuable pursuant to the Agreement and this Certificate (which number shall be calculated assuming consummation of the Initial Investment and all Later Investments (as defined in the Agreement) and exercise of all Warrants, in each case at an Initial Investment Price (as defined in the Agreement), Later Investment Price (as defined in the Agreement) or Warrant Price, as the case may, that has been determined in accordance with the terms hereof or the Agreement, as the case may be or, if not yet determined, at the relevant price per share computed as of the date on which the Initial Investment Notice (as defined in the Agreement), Later Investment Notice (as defined in the Agreement) or Warrant Exercise Notice, as the case may be, is delivered) exceeds Nine Million Three Hundred Twenty Nine Thousand Two Hundred Ninety Three (9,329,293) without regard to the Maximum Number then in effect;
(B) the Registration Statement is not effective or otherwise not available; or
(C) the Holder shall have received a Change of Control Notice from the Company (as defined in the Agreement) or an event shall have occurred that would require the Company to deliver a Change of Control Notice, in each case at any time on or before the date of the Warrant Exercise Notice, then the exercising Holder may elect to receive an amount of Common Stock (the “Settlement Stock”) equal to “X” where:
X = [(N x D) — (N x P)] / P
N = the gross number of shares of Common Stock that would have been issuable on the relevant Warrant Closing Date if the Holder had not elected Cashless Exercise
D = Daily Market Price on the third (3rd) Business Day before, and excluding, the Warrant Closing Date
P = Warrant Price with respect to such Warrant Exercise Notice
The Settlement Stock shall be issued by the Company to Holder upon the Warrant Closing Date in lieu of the number of shares of Common Stock otherwise issuable upon exercise of the Warrants covered by such Warrant Exercise Notice, provided, that the Holder shall not be required to tender the Warrant Price otherwise payable (a “Cashless Exercise”).

(iii) Closing of Cashless Exercise. The Company shall close a Cashless Exercise on the relevant Warrant Closing Date. The Company shall issue and deliver the Settlement Stock pursuant to Section 1.7 on the relevant Warrant Closing Date. Upon receipt of the Settlement Stock in connection with any Cashless Exercise, (i) that amount of Warrants as specified for exercise in the Warrant Exercise Notice shall be deemed exercised and (ii) that amount of cash that would have been paid by the Purchaser on the relevant Warrant Closing Date if the Holder had not elected Cashless Exercise shall be deemed paid by the Holder and received by the Company.
(iv) Effect on 19.99% Limit Calculation. In determining whether the 19.99% Limit described in Section 7(a) of the Agreement has been reached, computation shall be made based on the number of shares of Settlement Stock actually issued in the case of a Cashless Exercise.
(f) Extension of Term.
(i) The Warrant Term shall be extended: by two (2) Business Days for each Business Day:
(A) that the Registration Statement is not effective and available for the issuance of all Common Stock issuable under this Certificate; or
(B) occurring during the period (x) commencing on the earlier of the day on which the Company restates or announces its intention to restate any portion of the Company Financial Statements., and (b) ending on the Restatement Filing Date (as defined in the Agreement).
(ii) To the extent that the Company (i) restates or announces its intention to restate any portion of the Company Financial Statements or (ii) fails to maintain the effectiveness and availability of the Registration Statement for the issuance of all Common Stock issuable under this Certificate, in either case, within sixty-five (65) Business Days of the expiration of the Warrant Term, the Warrant Term shall be extended to a date that is at least sixty-five (65) Business Days after the later of the Restatement Filing Date or the remediation of the failure described in clause (ii).
(g) Delivery of Common Stock.

(i) On the Warrant Closing Date, the Company at its expense (including payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the exercising Holder or as such Holder may direct, at the election of such Holder, (i) at such address specified by such Holder via reputable overnight courier, one or more certificates for, or (ii) via the Depository Trust Company’s Deposit and Withdrawal at Custodian (or DWAC) system the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share of Common Stock to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price on the Business Day immediately preceding the relevant Warrant Closing Date, and a certificate from the Company stating the remaining number of shares of Common Stock for which this Warrant may be exercised.
2. Reservation of Shares.
For so long as the Warrant Amount represented hereby has not been exercised in full, the Company shall at all times prior to the end of the Warrant Term reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, the number of shares available for exercise hereunder. In the event the number of shares of Common Stock or other securities issuable exceeds the authorized number of shares of Common Stock or other securities, the Company shall promptly take all actions necessary to increase the authorized number, including causing its board of directors to call a special meeting of stockholders and recommend such increase.
3. Accountants’ Report as to Adjustments.
In each case of any adjustment or readjustment of the Warrant Amount, the Warrant Term, the Warrant Price or any other adjustment or readjustment pursuant to the terms of the Agreement or this Certificate, or upon the written request at any time of any Holder, the Company at its expense will promptly compute such adjustment or readjustment (the “Company Calculation”) in accordance with the terms of this Certificate and the Agreement and cause the Company’s Principal Financial Officer to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the Warrant Amount, (b) the Warrant Term and (c) the Warrant Price in effect immediately prior to such adjustment or readjustment (as adjusted and readjusted, as applicable). The Company will forthwith deliver a copy of each such report to each Holder and will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any Holder. The Holder may dispute the Company Calculation by providing its computation of such adjustment or readjustment (the “Holder

Calculation”) and requesting in writing that independent certified public accountants of recognized national standing (which may be the regular auditors of the Company) selected by the Company verify the Company Calculation. The Holder shall be responsible for the costs and expenses of such accountants if the difference between the computation of the adjustment or readjustment by such accountants (the “Accountant Calculation”) and the Holder Calculation is greater than the difference between the Accountant Calculation and the Company Calculation, and otherwise the Company shall bear such costs and expenses.
4. Taxes.
The Company shall pay all documentary stamp taxes (if any) attributable to the issuance of Common Stock upon each exercise of the Warrants by the Holder; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of any certificates for Common Stock in a name other than that of a Holder upon each exercise of Warrants, and the Company shall not be required to issue or deliver a Certificate evidencing Warrants or certificates for Common Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.
5. Treatment of Company Stock Adjustment Events.
In case the Company may effect any subdivision or combination of the issued Common Stock, whether by reason of any dividend or distribution of units, split, recapitalization, reorganization, spin-off, combination or other similar change (each a “Company Stock Adjustment Event”), including a pro rata distribution of Common Stock to all Holders of Common Stock, or a subdivision or combination of the outstanding Common Stock, then (a) in the case of any such distribution, immediately after the close of business on the record date for the determination of Holders of any class of securities entitled to receive such distribution, or (b) in the case of any such subdivision or combination, at the close of business on the Business Day immediately prior to the Business Day upon which such Company action becomes effective, the Warrant Price, the Prevailing Price and, to the extent applicable, the Daily Market Price and each other price or quantity in effect immediately prior to such Company Stock Adjustment Event shall be proportionately changed.
(a) Business Combinations.

(i) If after the date of this Certificate, a Business Combination or plan or proposal with respect thereto is publicly announced or occurs, as part of such Business Combination, proper provision shall be made as follows:
(1) Between the date a Business Combination is announced and the effective date of the Business Combination, each Holder at its sole option shall continue to have the right to submit to the Company a Warrant Exercise Notice in accordance with the terms and conditions of this Certificate. In addition, each Holder at its sole option may elect to submit to the Company a special notice (a “Contingent Warrant Exercise Notice”) to exercise all or part of its unexercised Warrants (including any increase in the Warrant Amount contingent upon any Later Investment Closing for which a Contingent Later Investment Exercise Notice has been submitted) in connection with such Business Combination; in which case, notwithstanding the provisions of Section 1.4:
1 the effectiveness of such contingent exercise shall be conditional upon the effectiveness of the Business Combination;
2 such Holder shall have the right to deliver a notice to withdraw such Contingent Warrant Exercise Notice until the effective date of such Business Combination; and
3 if such Contingent Warrant Exercise Notice shall not have been withdrawn, then on the effective date of such Business Combination, the Holder of such Warrants shall receive, upon payment of the Warrant Price designated in the Warrant Exercise Notice, the same consideration, in the form of cash, securities or other assets (the “Acquisition Consideration”) per share of Common Stock issuable to any other holder of shares of Common Stock in connection with such Business Combination based upon the number of shares of Common Stock into which such Holder’s Warrants would be exercisable if such Holder had exercised each Warrant on the Business Day immediately preceding the date on which such Business Combination occurs. Upon receipt of the Warrant Price, such Holder’s Warrants tendered for exercise pursuant to a Warrant Exercise Notice or Contingent Warrant Exercise Notice shall be fully exercised and shall no longer permit such Holder to exercise such Warrants into Common Stock; provided, that if the Acquisition Consideration is in the form of cash, the Holder shall not be required to tender the relevant Warrant Price to exercise its Warrants, but shall receive an amount in connection with such Business Combination equal to the Acquisition Consideration applicable to such Holder based on the number of shares of Common Stock into which such Holder’s Warrants would be exercisable if such Holder had exercised each Warrant that it owns on the Business Day immediately preceding the date on which such Business Combination occurs, less such Warrant Price.
(ii) In the case of any Business Combination, the Company shall not enter into an agreement with the Acquiring Person resulting in a Business Combination unless such Agreement expressly obligates the Acquiring Person to assume all of the Company’s obligations under any unexercised Warrants (the “Stock Assumption Agreement”). In the event that any Warrant remains unexercised upon consummation of the Business Combination, the Holder thereof shall thereafter automatically have equivalent rights with respect to the Acquiring Person and from and after the effective date of the Business Combination and under such Stock Assumption Agreement (i) all references to the Company in this Certificate shall be references to the Acquiring Person, (ii) all references to Common Stock in this Certificate shall be references to the securities for which the Common Stock are exchanged in the Business Combination (or if none, the most widely-held class of voting securities of the Acquiring Person), (iii) all references to the Warrant Price in this Certificate shall be references to the Stock Adjustment Measuring Price (as defined below), and (iv) all references to the Prevailing Price and Warrant Price shall be references to such prices with respect to the Acquiring Person.
(iii) “Acquiring Person” means, in connection with any Change of Control, (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the transferee of all or substantially all of the properties or assets of the Company, (iii) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification of the Common Stock pursuant to which the shareholders of the Company immediately prior to such reorganization or reclassification do not beneficially own at least sixty-five percent (65%) of each class of voting securities of the Company outstanding immediately following such reorganization or reclassification, the Company, or (vi) at Purchaser’s election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Person’s Annual Report on Form 10 K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person’s consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).
(iv) “Change of Control” means (a) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 of the Exchange Act), other than a restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares, (b) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (c) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) a capital reorganization or reclassification of the Common Stock pursuant to which the shareholders of the Company immediately prior to such reorganization or reclassification do not beneficially own at least sixty-five percent (65%) of each class of voting securities of the Company outstanding immediately following such reorganization or reclassification. Notwithstanding anything contained herein to the contrary, a change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.
(v) “Stock Adjustment Measuring Price” means the Warrant Price multiplied by a fraction, (i) the numerator of which is the Daily Market Price and (ii) the denominator of which is the volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), of the securities for which Common Stock is exchanged in the Business Combination (or if none, the most widely-held class of voting securities of the Acquiring Person), in each case determined as of the Business Day immediately preceding and excluding the date on which the Business Combination is consummated.

(b) Adjustment for Restatements.
From and after the date that any Holder delivers a Restatement Adjustment Notice (as defined in the Agreement) to the Company, each subsequent Warrant Price shall equal the lesser of (a) the Warrant Price calculated without regard to such Restatement Adjustment Notice and (b) the Restatement Price (as defined in the Agreement) specified in such Restatement Adjustment Notice less the fair market value of all dividends, distributions and other payments or issuances declared or paid by the Company per share of Common Stock on and after the Agreement Closing Date determined as of the date of each such declaration (the “Dividend Amount”); provided that to the extent that any dividend constitutes a Company Stock Adjustment Event, such dividend shall be disregarded from the calculation of the Dividend Amount.
(c) Adjustment for Future Equity Issuances.
From and after the date that the Company delivers any Equity Issuance Notice to any Holder (or from and after the date on which a disclosure or consummation described in Section 9(b) of the Agreement has occurred that requires the Company to deliver an Equity Issuance Notice), each subsequent Warrant Price shall equal the lesser of (a) the Warrant Price calculated without regard to such Price Adjustment Notice and (b) the Later Issuance Price (as defined in the Agreement) specified in such Equity Issuance Notice less the Dividend Amount.
6. Lost or Stolen Certificate
In case this Certificate shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Certificate, or in lieu of and substitution for the Certificate lost, stolen or destroyed, a new Certificate of like tenor, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Certificate and indemnity, if requested, reasonably satisfactory to the Company. Applicants for a substitute Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

7. Transfer Agent.
(i) Initially, the Company (and upon a Business Combination, the Acquiring Person) shall serve as the transfer agent (the “Transfer Agent”) for the Warrants. The Transfer Agent shall at all times maintain a register (the “Stock Register”) of the Holders of the Warrants. The Company may deem and treat each Holder of Warrants as set forth in the Stock Register as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.
(ii) The Company may, at any time and from time to time, appoint another Person to serve as the Transfer Agent, and shall upon acceptance by such Person, give notice to each Holder of the change in Transfer Agent. Such new Transfer Agent shall be (a) a Person doing business and in good standing under the laws of the United States or any state thereof, and having a combined capital and surplus of not less than Fifty Million Dollars ($50,000,000) or (b) an affiliate of such a Person. The combined capital and surplus of any such new Transfer Agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published by such Transfer Agent prior to its appointment; provided that such reports are published at least annually pursuant to law or to the requirements of a federal or state supervising or examining authority. After acceptance in writing of such appointment by the new Transfer Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Transfer Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the Company. Any Person into which any new Transfer Agent may be merged or any Company resulting from any consolidation to which any new Transfer Agent shall be a party or any Company to which any new Transfer Agent transfers substantially all of its corporate trust or stockholders services business shall be a successor Transfer Agent under this Certificate without any further act; provided that such Person (a) would be eligible for appointment as successor to the Transfer Agent under the provisions of this Section 7 or (b) is a wholly owned subsidiary of the Transfer Agent. Any such successor Transfer Agent shall promptly cause notice of its succession as Transfer Agent to be delivered via reputable overnight courier to the Holders of the Warrants at such Holder’s last address as shown on the Stock Register.
8. Notices.
(i) All notices and other communications under this Certificate shall be in writing and shall be delivered by either a nationally recognized overnight courier, postage prepaid, or transmitted by facsimile, in each case to the addresses as provided below:

(A) If to the Company:

Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, OK 74107-6100
Attention:     Principal Financial Officer
Telephone:    (918) 592-7900
Facsimile:     (918) 592-7979
(B) If to a Holder, at the address of such Holder as listed in the Stock Register, or to such other address as the Holder shall have designated by notice similarly given to the Transfer Agent.
(ii) Any such notice or communication shall be deemed received (i) when made, if by hand delivery, and upon confirmation of receipt, if made by facsimile and in each case if such notice is received on or before 11:59 p.m. New York City time, otherwise, such notice shall be deemed to be received the following Business Day, (ii) one (1) Business Day after being deposited with a next-day courier, return receipt requested, postage prepaid or (iii) three (3) Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other addresses as the Company or a Holder may designate in writing from time to time).
9. Construction.
For purposes of this Certificate, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Certificate have the meanings assigned to them in this Certificate and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Certificate, unless the context shall otherwise require; (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein”, “hereunder” and other words of similar import refer to this Certificate as a whole and not to any particular provision; (f) the term “include” or “including” shall mean without limitation; (g) the table of contents to this Certificate and all section titles or captions contained in this Certificate or in any Exhibit or Schedule hereto or referred to herein are for convenience only and shall not be deemed a part of this Certificate and shall not affect the meaning or interpretation of this Certificate; (h) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as amended, modified or supplemented from time to time, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (i) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.
10. Severability of Provisions.
If any right, preference, or limitation of the Warrants set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation set forth in this Certificate shall be deemed dependent upon any other such right, preference, or limitation unless so expressed in this Certificate.
This Certificate shall not be valid unless signed by the Company.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Syntroleum Corporation has caused this Warrant to be signed by its duly authorized officer.
Dated:

SYNTROLEUM CORPORATION

By:

Name:
Title:
ATTEST:
Secretary

Exhibit 1
[FORM OF WARRANT EXERCISE NOTICE]
(To Be Executed Upon Exercise Of Warrants)
[DATE]
Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, Oklahoma 74107
Telephone: (212) 994-8200
Facsimile: [                    ]
Attention: [                                        ]
Re: Exercise of Warrants
Ladies and Gentlemen:
Reference is made to the Agreement (the “Agreement”) dated as of November 18, 2007 by and between Syntroleum Corporation. (the “Company”) and Fletcher International, Ltd. (“Purchaser”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
The undersigned is the registered Holder of a warrant certificate (the “Certificate”) evidencing the above-referenced warrants (the “Warrants”) issued by the Company and hereby elects to exercise the Warrants to purchase [  _____  ] shares of Common Stock (as defined in the Certificate) at a Warrant Price (as defined in the Warrants) of $[                    ] for a Designated Aggregate Exercise Price of $[  _____  ].
[Cash exercise:] Subject to the terms and conditions of the Agreement and Warrants, on the Warrant Closing Date (as defined in the Warrant), Purchaser shall deliver $[ ] to the Company and the Company shall deliver the number of shares of Common Stock specified above to Purchaser via The Depository Deposit/Withdrawal at Custodian (DWAC) system using the following account information:

[Broker:
DTC#:
Account Name:
Account Number:          ]
[Cashless Exercise:] Purchaser hereby elects to exercise [                    ] Warrants into [                    ] shares of Common Stock via Cashless Exercise (as defined in the Agreement). Pursuant to the Warrants, delivery of the Warrants shall be the sole consideration deliverable to the Company in connection with such exercise. Subject to the terms and conditions of the Agreement and the Warrants, on the Warrant Closing Date (as defined in the Warrants) the Company shall deliver the number of shares of Common Stock specified above to Purchaser via The Depository Deposit/Withdrawal at Custodian (DWAC) system using the following account information:
[Broker:
DTC#:
Account Name:
Account Number:          ]

[FLETCHER INTERNATIONAL, LTD., by its duly authorized
investment advisor, FLETCHER ASSET MANAGEMENT, INC.]

By:

Name:
Title:

By:

Name:
Title:
AGREED AND ACKNOWLEDGED:
SYNTROLEUM CORPORATION

By:
Name:
Title:

Exhibit 2
[FORM OF WARRANT DELIVERY NOTICE]
[DATE]
Fletcher International, Ltd.]
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY 10005
Attn: Peter Zayfert
Facsimile:     (212) 284-4801
Ladies and Gentlemen:
Reference is made to the Agreement (the “Agreement”) dated as of November 18, 2007 by and between Syntroleum Corporation (“Syntroleum”) and Fletcher International, Ltd. (“Fletcher”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
This notice confirms that Warrants have been exercised by Fletcher with respect to a Warrant Price (as designated in the Warrant Exercise Notice) of $[  _____  ] and a Designated Aggregate Exercise Price of $[  _____  ], requiring delivery by Syntroleum Corporation to Fletcher of [  _____  ] shares of Common Stock.
After delivery of such shares, the Warrant shall remain exercisable for [  _____  ] shares of Common Stock.

SYNTROLEUM CORPORATION

By:

Name:
Title:

ANNEX C
[FORM OF INITIAL INVESTMENT NOTICE]
Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, Oklahoma 74107
Attention:     Principal Financial Officer
Telephone:     (918) 592-7900
Facsimile:     (918) 592-7979
Ladies and Gentlemen:
Reference is made to the Agreement (the “Agreement”) dated as of November 18, 2007 by and between Syntroleum Corporation (the “Company”) and Fletcher International, Ltd. (“Fletcher”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement. Fletcher hereby elects to make an Initial Investment on the date, at a price per share and in the amount set forth below.
In accordance with the terms of the Agreement, the Initial Investment Price shall be [  _____  ] per share of Common Stock and the Initial Investment Closing Date shall be [  _____  ]. The Company shall deliver on the Initial Investment Closing Date to Fletcher’s account [  _____  ] shares of Common Stock against payment of Three Million Dollars ($3,000,000) via The Depository Trust Company’s [Delivery Versus Payment system—INSERT REQUIRED INFORMATION FOR DVP] [Deposit/Withdrawal at Custodian (DWAC) system using the following account information: [INSERT ACCOUNT INFORMATION]].
The Company shall also deliver to Fletcher the Warrant by overnight courier to the following address:
Fletcher International, Ltd.
c/o Appleby Services (Bermuda) Ltd.
Canon’s Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda
Attention: Julia Trippitt, Corporate Administrator
Telephone: +1 441 295 2244 (Main)
Telephone: +1 441 298 3235 (Direct)

with copies to:
Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY 10005
Attention: Peter Zayfert
Telephone: 212-284-4801
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attention: Leif King
Telephone: 650-470-4662
Facsimile: 888-329-8274

FLETCHER INTERNATIONAL, LTD., by its
duly authorized investment advisor,
FLETCHER ASSET MANAGEMENT, INC.

By:

Name:

Title:

By:

Name:

Title:

AGREED AND ACKNOWLEDGED:
SYNTROLEUM CORPORATION

By:
Name:
Title:

ANNEX D
[FORM OF RESTATEMENT NOTICE]
[date]
Fletcher International, Ltd.
c/o Appleby Services (Bermuda) Ltd.
Canon’s Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda
Attention: Julia Trippitt, Corporate Administrator
Telephone: +1 441 295 2244 (Main)
Telephone: +1 441 298 3235 (Direct)
Ladies and Gentlemen:
Reference is made to the Agreement (the “Agreement”) dated as of November 18, 2007 by and between Syntroleum Corporation (the “Company”) and Fletcher International, Ltd. (“Purchaser”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
In accordance with Section 12(a)(i) of the Agreement, the Company hereby gives notice to Purchaser that a Restatement has occurred on [DATE], as described in the enclosed [DOCUMENT IN WHICH RESTATEMENT WAS PUBLICLY DISCLOSED].

SYNTROLEUM CORPORATION

By:

Name:

Title:

D-1

With copies to:
Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY 10005
Attention: Peter Zayfert
Telephone: 212-284-4801
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attention: Leif King
Telephone: 650-470-4662
Facsimile: 888-329-8274

D-2

ANNEX E
[FORM OF RESTATEMENT ADJUSTMENT NOTICE]
[date]
Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, Oklahoma 74107
Attention:     Principal Financial Officer
Telephone:     (918) 592-7900
Facsimile:     (918) 592-7979
Ladies and Gentlemen:
Reference is made to the Agreement (the “Agreement”) dated as of November 18, 2007 by and between Syntroleum Corporation (the “Company”) and Fletcher International, Ltd. (“Purchaser”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
This letter serves as a Restatement Adjustment Notice in accordance with Section 12 of the Agreement.
Pursuant to Section 12(d) of the Agreement, the Restatement Date is [  _____  ] and the Restatement Price is $[  _____  ] per share. [The number of shares of Common Stock required to be issued pursuant to clause (a)(ii) of Section 12 of the Agreement is [                                        ].]

FLETCHER INTERNATIONAL, LTD., by its
duly authorized investment advisor,
FLETCHER ASSET MANAGEMENT, INC.

By:

Name:

Title:

By:

Name:

Title:

E-1

ANNEX F
NOTICE ADDRESS
Fletcher International, Ltd.
c/o Appleby Services (Bermuda) Ltd.
Canon’s Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda
Attention: Julia Trippitt, Corporate Administrator
Telephone: +1 441 295 2244 (Main)
Telephone: +1 441 298 3235 (Direct)
with copies to (which copies shall not constitute notice):
Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY 10005
Attention: Peter Zayfert
Telephone: 212-284-4801
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attention: Leif King
Telephone: 650-470-4662
Facsimile: 888-329-8274

F-1

ANNEX G
SYNTROLEUM CORPORATION WIRE INSTRUCTIONS

Syntroleum Corporation
Account Number:	[INSERT ACCOUNT INFORMATION]
ABA Number:	[INSERT ACCOUNT INFORMATION]
Bank:	[INSERT ACCOUNT INFORMATION]
Account Name:	[INSERT ACCOUNT INFORMATION]
SWIFT:	[INSERT ACCOUNT INFORMATION]

G-1

ANNEX H
AMENDMENT TO
SECOND AMENDED AND RESTATED RIGHTS AGREEMENT
Section 11(a)(iii) shall be deleted and replaced with the following:
(iii) In the event that the number of shares of Common Stock that are authorized by the Company’s certificate of incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights is not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a), the Company shall, to the extent permitted by applicable law and regulation, (A) determine the excess of (1) the value of the Adjustment Shares issuable upon the exercise of a Right (computed using the Current Market Price used to determine the number of Adjustment Shares) (the “Current Value”) over (2) the Purchase Price (such excess is herein referred to as the “Spread”), and (B) with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon the exercise of the Rights and payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Stock or other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock (including, without limitation, the Preferred Stock) that the Board of Directors of the Company has determined to have the same value as shares of Common Stock (such shares of preferred stock are herein referred to as “Common Stock Equivalents”)), (4) debt securities of the Company, (5) other assets or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within 30 days following the later of (x) the first occurrence of a Flip-In Event and (y) the date on which the Company’s right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the “Flip-In Trigger Date”), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent not outstanding or reserved for issuance for purposes other than upon exercise of the Rights) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the 30-day period set forth above may be extended to the extent necessary, but not more than 90 days after the Flip-In Trigger Date, in order that the Company may seek stockholder approval for the authorization of such additional shares (such period, as it may be extended, the “Substitution Period”). To the extent that the Company or the Board of Directors determines that some action need be taken pursuant to the first and/or second sentences of this Section 11(a)(iii), the Company (x) shall provide, subject to Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek

H-1

any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of the Common Stock shall be the Current Market Price per share of the Common Stock on the Flip-In Trigger Date and the value of any Common Stock Equivalent shall be deemed to have the same value as the Common Stock on such date.

H-2

SCHEDULE 5(d)
Certain anti-dilution provisions set forth in Sections 5(e) and 5(f) of the Warrant Agreement dated as of May 25, 2004 between Syntroleum Corporation and American Stock Transfer and Trust Company as Warrant Agent may be triggered by the issuance of the shares of Common Stock issuable under this Agreement and under the Warrant.

SCHEDULE 5(k)
In connection with that certain Non-Disclosure Agreement dated as of October 23, 2007, by and between the Company and Purchaser, the Company disclosed the following to the Purchaser:
1.	Selection of the Geismar, Louisiana site for the first Dynamic Fuels plant

2.	Changes in management involving the retirement or separation of John B. Holmes, Jr., Kenneth L. Agee and Richard L. Edmonson

3.	Possible transaction to sell certain Company laboratory facilities to Kenneth L. Agee or a company to be formed by him

4.

5.	Staff reductions to approximately 19 employees

6.	Cost reductions to a level of a cash burn rate of approximately $6.5 million per year

SCHEDULE 5(p)
In connection with that certain Non-Disclosure Agreement dated as of October 23, 2007, by and between the Company and Purchaser, the Company disclosed the following to the Purchaser:
1.	Selection of the Geismar, Louisiana site for the first Dynamic Fuels plant

2.	Changes in management involving the retirement or separation of John B. Holmes, Jr., Kenneth L. Agee and Richard L. Edmonson

3.	Possible transaction to sell certain Company laboratory facilities to Kenneth L. Agee or a company to be formed by him

4.

5.	Staff reductions to approximately 19 employees

6.	Cost reductions to a level of a cash burn rate of approximately $6.5 million per year

SCHEDULE 5(v)
In connection with that certain Non-Disclosure Agreement dated as of October 23, 2007, by and between the Company and Purchaser, the Company disclosed the following to the Purchaser:
1.	Selection of the Geismar, Louisiana site for the first Dynamic Fuels plant

2.	Changes in management involving the retirement or separation of John B. Holmes, Jr., Kenneth L. Agee and Richard L. Edmonson

3.	Possible transaction to sell certain Company laboratory facilities to Kenneth L. Agee or a company to be formed by him

4.

5.	Staff reductions to approximately 19 employees

6.	Cost reductions to a level of a cash burn rate of approximately $6.5 million per year

SCHEDULE 5(z)
The Company is in negotiations with Richard L. Edmonson for his retirement or separation from the Company. The Company contemplates entering into a retirement or severance agreement with this executive before the end of 2007. On November 15, 2007, the Company and John B. Holmes, Jr. executed a retirement agreement which provides for Mr. Holmes to retire from the Company on December 28, 2007. On November 16, 2007, the Company and Kenneth L. Agee executed a retirement agreement which calls for Mr. Agee to retire from the Company on December 2, 2007. The Company is also in negotiations with Mr. Agee to sell him or a company formed by him certain laboratory facilities and equipment.

SCHEDULE 5(ll)
Certain anti-dilution provisions set forth in Sections 5(e) and 5(f) of the Warrant Agreement dated as of May 25, 2004 between Syntroleum Corporation and American Stock Transfer and Trust Company as Warrant Agent may be triggered by the issuance of the shares of Common Stock issuable under this Agreement and under the Warrant.

SCHEDULE 9(d)
Warrants issued by the Company pursuant to the Warrant Agreement dated June 22, 2007, by and between Syntroleum Corporation and Tyson Foods, Inc.